                                                                     EXHIBIT 3.3

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       of

                              CSA ACQUISITION CORP.

          CSA Acquisition Corp. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          A. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 10, 2004.

          B. This Amended and Restated Certificate of Incorporation, which amends and restates the Certificate of Incorporation in its entirety, was duly adopted in accordance with Sections 242 and 245 of the Delaware General
Corporation Law (the "DGCL") and has been, in lieu of a meeting of stockholders, consented to in writing by the stockholders in accordance with Section 228 of the DGCL.

          C. The Amended and Restated Certificate of Incorporation of the
Corporation shall read in its entirety as follows:

          1. The name of the corporation is Cooper-Standard Holdings Inc. (the
"Corporation").

          2. The address of the Corporation's registered office in the State of
Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle
County, Delaware 19801. The name of its registered agent at such address is The
Corporation Trust Company.

          3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General
Corporation Law or any successor statute.

          4. The total number of shares of stock which the Corporation shall have authority to issue is 3,500,000 shares of common stock, par value $0.01 per share.

          5. The board of directors of the Corporation, acting by majority vote, is expressly authorized to adopt, alter, amend or repeal the bylaws of the
Corporation.

          6. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereinafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation.

          7. (a) To the fullest extent permitted by the Delaware General
Corporation Law as the same now exists or may hereafter be amended, the
Corporation shall indemnify, and advance expenses to, its directors and officers and any person who is or was serving at the

                                                                     EXHIBIT 3.3

request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The
Corporation, by action of its board of directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the board of directors in its sole and absolute discretion.

               (b) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 7 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

               (c) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article 7.

               (d) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 7 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such officer or director. The indemnification and advancement of expenses that may have been provided to an employee or agent of the
Corporation by action of the board of directors, pursuant to the last sentence of Paragraph (a) of this Article 7, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the board of directors in its sole discretion.

          8. To the fullest extent permitted by the Delaware General Corporation
Law as the same exists or may hereafter be amended, no director of the
Corporation shall be personally liable to the Corporation or its stockholder for monetary damages for breach of fiduciary duties as a director. Any repeal or modification of this Article 8 shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.